Royce Capital Fund

At the Special Meeting of Shareholders held on September 14, 2001, each Fund's shareholders (i) approved a new Investment Advisory Agreement for the Fund and (ii) elected the board of trustees, consisting of (a) Charles M. Royce, (b) Donald R. Dwight, (c) Mark R. Fetting, (d) Richard M. Galkin, (e) Stephen L. Isaacs, (f) William L. Koke, (g) David L. Meister and (h) G. Peter O'Brien.

Royce Micro-Cap Portfolio

(i)     8,162,234.842 For; 108,983.063 Against; 514,618.575 Abstain

(ii)

	Name	For	Withhold

(a)	Charles M. Royce	8,568,923.562	216,912.918
(b)	Donald R. Dwight	8,559,873.242	225,962.238
(c)	Mark R. Fetting	8,568,033.367	217,803.113
(d)	Richard M. Galkin	8,568,775.196	217,061.284
(e)	Stephen L. Isaacs	8,568,923.562	216,912.918
(f)	William L. Koke	8,568,923.562	216,912.918
(g)	David L. Meister	8,568,775.196	217,061.284
(h)	G. Peter O'Brien	8,567,885.001	217,951.479

Royce Small-Cap Portfolio

(i)     340,100.927 For; 0 Against; 0 Abstain

(ii)

	Name	For	Withhold

(a)	Charles M. Royce	340,100.927	0
(b)	Donald R. Dwight	340,100.927	0
(c)	Mark R. Fetting	340,100.927	0
(d)	Richard M. Galkin	340,100.927	0
(e)	Stephen L. Isaacs	340,100.927	0
(f)	William L. Koke	340,100.927	0
(g)	David L. Meister	340,100.927	0
(h)	G. Peter O'Brien	340,100.927	0